Contact: Ray Colonius, SVP, and CFO - P: (586) 783-4500

COMMUNITY CENTRAL BANK CORPORATION
CONCLUDES SUBSCRIPTION RIGHTS OFFERING          FOR IMMEDIATE RELEASE

          MOUNT CLEMENS, Mich., Feb. 10, 2005 -- Community Central Bank Corporation (Nasdaq:CCBD) today announced the results of its subscription rights offering, which expired in accordance with its terms on February 4, 2005. The Corporation will receive gross proceeds of approximately $5.4 million from the offering and will use the proceeds to fund its growth strategy, for working capital and for general corporate purposes. The offering is expected to close on or about Monday, February 14, 2005. After giving effect to the issuance of the shares in the offering, the Corporation will have 3,275,050 shares outstanding.

          Community Central Bank Corporation is the holding company for Community Central Bank in Mount Clemens, Michigan. The Corporation opened for business in October 1996 and serves businesses and consumers across Macomb, Oakland, and St. Clair counties with a full range of lending, deposit, and Internet banking services. The Bank operates two full service facilities, one in Mount Clemens, and the other in Rochester Hills, Michigan. Community Central Mortgage Company, LLC, a subsidiary of the Corporation and Bank, operates locations servicing the Detroit metropolitan area. At December 31, 2004, the Corporation had $391.5 million in assets and $25.6 million in stockholders' equity.

          This press release contains "forward-looking statements." These forward-looking statements are based on management's current assumptions and expectations and involve risks, uncertainties and other important factors. Information identifying such important factors is contained under "Forward-Looking Statements" and "Risk Factors" in the prospectus filed with the registration statement relating to the rights offering.

###